                                                                    EXHIBIT 99.1

           Agreement to provide Appraisal and Business Plan Services

Section 1:  Services to be Rendered

Appraisal

As part of the Conversion and Stock Offering services, the following major tasks will be included:

 .    conduct financial due diligence, including on-site interviews of senior management and reviews of financial and other records;

 .    gather an understanding of the Bank's financial condition, profitability, risk characteristics, operations and external factors that might influence or impact the Bank;

 .    prepare a detailed written Original Valuation Report of the Bank and the
     Company and a Final Valuation report of the Bank and the Company, that are consistent with applicable regulatory guidelines and standard valuation practices;

 .    prepare and deliver an opinion, in form and substance acceptable to legal and tax counsel of the Bank, to the effect that the subscription rights granted to eligible account holders, the applicable stock benefit plans and others in connection with the stock offering, have no value.

The Valuation Reports will:

 .  include an in-depth analysis of the operating results and financial condition of the Bank;
 .  assess the interest rate risk, credit risk and liquidity risk;
 .  describe the business strategies of the Bank and the Company, the market area, competition and potential for the future;
 . include a detailed peer analysis of publicly traded savings institutions for use in determining appropriate valuation adjustments based upon multiple factors;
 .  include a midpoint pro forma valuation along with a range of value around the midpoint value;
 . comply, in form and substance to all applicable requirements of regulatory authorities for purposes of its use to establish the estimated pro forma market value of the common stock of the Company following the Conversion and Stock Offering.

The first or Original Valuation Report will be filed concurrent with the Bank's application for conversion. The second or Final Appraisal will be filed after the subscription period has ended.
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FinPro will perform such other services as are necessary or required in connection with the regulatory review of the appraisal and will respond to the regulatory comments, if any, regarding the valuation appraisal and any subsequent updates.

Business Plan

In connection with the preparation of the business plan and any other strategy planning services, the following major tasks will be included:

 .   compile a historical trend analysis utilizing the past five year ends of
    Regulatory Reports;

 .   perform detailed peer analysis;

 .   assess competitive situation;

 .   analyze the Bank markets and customers from a demographic standpoint;

 .   conduct branch market tour and identify competitive positioning, branching opportunities and market threats;

 .   assess the regulatory, social, political and economic environment;

 .   document the internal situation assessment;

 .   analyze the current ALM position;

 .   analyze the CRA position;

 .   identify and document strengths and weaknesses;

 .   document the Bank's mission statement;

 .   document the objectives and goals;

 .   document strategies;

 .   meet with the Regional Office of the OTS to review the business plan prior to filing conversion applications and assist is responding to all regulatory comments or questions;

 .   compile five year projections of performance;

 .   prepare assessment of strategic alternatives;

 .   conduct one or two planning retreats with the Board and Management to review strategies;

 .   map the Bank's general ledger to FinPro's planning model and to the
    Regulatory Reports;

 .   assess the Bank from a capital markets perspective including comparison to national, regional, state and similar size organizations;

 .   prepare a written business plan in form and substance satisfactory to all applicable regulatory authorities for purposes of submission and dissemination in connection with the application to form a holding company, offering prospectus and other documents concerning the holding company formation and stock offering.

No other appraisal/planning firm provides the quantity and quality of the planning services FinPro provides as part of it standard proposals. We urge you to talk to our clients about the extra advantage that FinPro has afforded them.


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Section 2:  Information Requirements of the Bank

To accomplish the tasks set forth in Section 1 of this proposal, the following information and work effort is expected of the Bank:

 .    provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank;

 .    allow FinPro the opportunity, from time to time, to discuss the operations of the Bank with Bank personnel;

 .    promptly advise FinPro of any material or contemplated material transactions that may have an effect on the day-to-day operations of the Bank;

 .    provide FinPro with all support schedules required to compile Regulatory,
     Board and Management reports;

 .    provide FinPro with offering circular, prospectus and all other materials relevant to the appraisal function for the Conversion;

 .    have system download capability;

 .    promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase;

 .    provide FinPro with office space to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers.

Section 3:  Project Deliverables

The following is a list of deliverables that will result from FinPro's effort:

1. Two Pro Forma Market Valuations of the Company and the Bank (Original and Final)
2. Mapping of the Bank's general ledger to FinPro's five year cash flow projection model
3.  Business Plan

Section 4:  Term of the Agreement and Staffing

It is anticipated that it will take approximately six months of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours.

FinPro will assign Donald J. Musso and Kenneth G. Emerson to this engagement. Although other FinPro staff may perform some back office analytics, Don and Ken will be the firm's point men on this engagement and will be active in all aspects of this engagement.


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                                -Confidential-
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Section 5:  Fees and Expenses

FinPro's fees for providing the services outlined in this Agreement will be:

    .   $16,000 for the Original and Final Appraisals.
    .   $18,000 for the business plan.
    . $6,500 for any Appraisal Updates, defined as any appraisal filed with the regulators, other than the Original or Final. It is understood that any amendments to the Original appraisal filed with the regulators prior to the effective date of the registration statement will not be considered an Appraisal Update.

This fee is payable according to the following schedule:

    .   prior to starting, a retainer of $5,000; plus

    . upon the submission of the business plan to the regulators, a non-refundable fee of $12,000; plus

    . upon acceptance of the business plan by the regulators, a non-refundable fee of $6,000; plus

    . upon submission of the appraisal to the regulators, a non-refundable fee of $5,000; plus

    . upon completion of the Stock Offering, a non-refundable fee equal to the remainder.

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for all of FinPro's travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. Such out-of-pocket expenses will consist of travel to and from the Bank's facilities from FinPro's offices, normal delivery charges such as Federal Express, and costs associated with the actual Plan and Valuation documents such as copying. The out-of-pocket expenses will be capped at $5,000 excluding:
1. color copies, which will be billed on a pass through basis at $.85 per page and only be produced upon Bank direction;
2. demographic, customer segmentation and business data at a passthrough rate to be determined by the vendor, typically $3,500 per State and only to be produced upon Bank direction.

It is FinPro policy to provide you with an itemized accounting of the out-of-pocket expenditures so that you can control them.

In the event that the Bank shall, for any reason, discontinue the proposed Conversion prior to delivery of the completed documents set forth above, the Bank agrees to compensate FinPro according to FinPro's standard billing rates for consulting services based on accumulated time


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                                -Confidential-
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and expenses, not to exceed the respective fee caps noted above. FinPro's standard hourly rates are as follows:

    .  Director Level and Above          $250
    .  Staff Consultant Level            $150
If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and FinPro. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, excessive delays or suspension of processing of conversion applications by the regulators.

FinPro agrees to execute a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and it's directors, management, and attorneys) in connection with the matters contemplated hereby, and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

Section 6:  Representations and Warranties

FinPro, the Bank and the Company agree to the following:

1.)    The Bank agrees to make available or to supply to FinPro the information set forth in Section 2 of this Agreement.

2.)    The Bank hereby represents and warrants to FinPro that any information provided to FinPro does not and will not, to the best of the Bank's knowledge, at the times it is provided to FinPro, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3.)    (a)   The Bank agrees that it will indemnify and hold harmless FinPro, its directors, officers, agents and employees of FinPro (collectively referred to in this Section 6 as "FinPro") or its successors who act for or on behalf of FinPro in connection with the services called for under this agreement (hereinafter referred to as the "Agreement"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities law) arising out of or in any way related to the services provided by FinPro under this Agreement, except to the extent arising out of or


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attributable to the negligence or willful misconduct of FinPro, its directors, officers, agents or employees.

       (b) FinPro shall give written notice to the Bank of such claim for indemnification or facts within thirty days of the assertion of any claim or discovery of material facts upon which FinPro intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to FinPro, FinPro will be entitled to be paid any amounts payable by the Bank hereunder, together with interest on such costs from the date incurred at the rate of eight percent per annum within five days after a final determination is made either in writing by the Bank or by a final judgment of a court of competent jurisdiction that indemnification hereunder should be made. If the Bank does not elect to challenge the claim for indemnification, FinPro shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

       (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees (for one law firm), incurred by FinPro in connection with the contest of any claim subject to indemnification hereunder in advance of the final determination of any proceeding within thirty days of the receipt of such request if FinPro furnishes the Bank:

             1. a written statement of FinPro's good faith belief that it is entitled to indemnification hereunder; and
             2. a written undertaking by FinPro to repay the advance if it is ultimately determined in a final adjudication of such proceeding that FinPro is not entitled to such indemnification.

       (d) In the event that the Bank elects to contest the claim, (i) FinPro will cooperate in Good Faith with the contest, (ii) FinPro will provide the Bank with an irrevocable power-of-attorney permitting the Bank to pursue the claim in the name of FinPro, and (iii) FinPro will be prohibited from settling or compromising the claim without written consent of the Bank.

       (e) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this Agreement, FinPro shall have all remedies available at law or in equity to enforce such obligation.

This Agreement constitutes the entire understanding of the Bank and FinPro concerning the subject matter addressed herein, and shall be governed and construed in accordance with the laws of the State of New Jersey. This Agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and FinPro are not affiliated, and neither the Bank nor FinPro has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.


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                                -Confidential-
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Please confirm that the foregoing is in accordance with your understanding and agreement with FinPro by signing and returning to FinPro the duplicate of the letter enclosed herewith.

Sincerely:
FinPro, Inc.
By:

\s\ Donald J. Musso                          \s\ Michael DeHaan
------------------------------------         ----------------------------------
Donald J. Musso                              Michael DeHaan
Managing Director                            Chairman and President
                                             Chesterfield FS&LA of Chicago

10/13/2000                                   10/19/2000
------------------------------------         ----------------------------------
Date                                         Date


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                                -Confidential-